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                                  EXHIBIT 23.2

                  Consent of Altschuler Melvoin and Glasser LLP

We have issued our report dated March 27, 2002 accompanying the consolidated financial statements and financial statement schedules of Universal Automotive Industries, Inc. as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, included in the Annual Report on Form 10-K as of December 31, 2002 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Altschuler, Melvoin and Glasser LLP

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

February 4, 2004